UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 2, 2026

iPower Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-40391	82-5144171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8798 9th Street

Rancho Cucamonga, CA 91730

(Address Of Principal Executive Offices) (Zip Code)

(626) 863-7344

(Registrant’s Telephone Number, Including Area Code)

___________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.001 per share	IPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Software Asset Transfer Agreement

On February 1, 2026, iPower Inc, a Nevada corporation (“iPower” or the “Company”), entered into a software asset transfer agreement (the “Software Asset Transfer Agreement”) with its then-wholly owned subsidiary, Global Product Marketing, Inc., a Nevada corporation (“GPM”), pursuant to which GPM assigned, transferred and conveyed to iPower all of GPM’s right, title and interest in its Software Assets (as defined in the agreement), and iPower assumed all outstanding vendor payables related to the Software Assets. In addition, the Software Asset Transfer Agreement granted GPM a non-exclusive worldwide, perpetual, irrevocable and royalty free license to use, reproduce and modify the licensed software, thus allowing iPower and GPM to collaborate in the software development on a going forward basis. Further, in the event GPM resells the Original Software code (as defined in the agreement), GPM shall pay iPower 50% of the proceeds received in relation to such sale.

Thereafter, on February 1, 2026, the Company entered into a stock purchase agreement (the “SPA”) with ETTS AI Investment LLC, a Nevada limited liability company (“ETTS AI”), pursuant to which the Company sold its equity interest in GPM and its underlying entities to ETTS AI in exchange for a $2.3 million promissory note (the “Promissory Note”). The Promissory Note is repayable in full in seven years, may be prepaid at any time, and repayment may be credited from time to time by purchase orders (as described below) made under a supply and distribution agreement, dated February 1, 2026 (the “Supply and Distribution Agreement”), between the Company, GPM and ETTS AI.

Under the Supply and Distribution Agreement, the Company and GPM agreed that the Company will act as exclusive supplier in the United States, Canada and Mexico for all existing SKUs that have historically been distributed from iPower to GPM, thus allowing iPower to continue in its role of supplier to GPM while divesting of the cost center associated with GPM’s sales function. As distributor, iPower will charge GPM, as supplier, a price mutually agreed on for each product and has the right to add up to 15% margin on top of the net cost. In addition, GPM will charge iPower a cooperative marketing fee, which will be defined in a subsequent agreement between the parties. Under the Supply and Distribution Agreement, payment on all purchaser orders are due within seven days of GPM’s receipt of payment from its customers and amounts identified as “Margin” (i.e., iPower’s cost x margin on the SKUs purchased by GPM) may be applied on a dollar-for-dollar as a credit/offset against the outstanding amounts owed under the Promissory Note. The Supply and Distribution Agreement has a term of five years and automatically renews thereafter for subsequent two year terms, unless 90 days’ notice is provided prior to the expiration of such term. In addition, the Supply and Distribution Agreement contains standard limitation on liability, indemnification and other provisions standard for an agreement of this nature.

The foregoing summary of the Software Asset Transfer Agreement, the SPA, the Promissory Note and the Supply and Distribution Agreement does not purport to be complete and is qualified in its entirety by reference to each such agreement, the forms of which are filed with this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference.

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Item 8.01.	Other Events.

On February 2, 2026, the Company published a press release announcing the Company’s restructuring and its sale of Global Product Marketing, Inc. The Company’s press release is furnished herewith as Exhibit 99.1.

The information provided in this Item 8.01 (including Exhibit 99.1 hereto), is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Software Asset Transfer Agreement, dated February 1, 2026, between iPower Inc. and Global Product Marketing, Inc.
10.2	Stock Purchase Agreement, dated February 1, 2026, between iPower Inc. and ETTS AI Investment, LLC
10.3	Promissory Note, dated February 1, 2026, between iPower Inc. and ETTS AI Investment LLC
10.4	Supply and Distribution Agreement, dated February 1, 2026, between iPower Inc., Global Product Marketing, Inc. and ETTS AI Investment LLC
99.1	Press Release, dated February 2, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IPOWER, INC.
Dated: February 2, 2026
	By:	/s/ Chenlong Tan
	Name:	Chenlong Tan
	Title:	Chief Executive Officer

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